[Letterhead of Hunton & Williams LLP]

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218 FILE NO: 37562.000032

May 7, 2004

Board of Directors

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

Registration Statement on Form S-8

City Holding Company 2003 Incentive Plan

Ladies and Gentlemen:

We are acting as counsel for City Holding Company (the “Company”) in connection with its registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of its common stock (the “Shares”) which are proposed to be offered and sold as described in the Company’s Registration Statement on Form S-8 (the “Registration Statement”) for the City Holding Company 2003 Incentive Plan (the “Plan”) to be filed today with the Securities and Exchange Commission (the “Commission”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of West Virginia.

2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/    Hunton & Williams LLP